Exhibit 10.6

DATED 29 November 2006

RENESOLA LTD

and

HUANG BING HUA

CHIEF TECHNOLOGY OFFICER SERVICE AGREEMENT

CHIEF TECHNOLOGY OFFICER SERVICE AGREEMENT

THIS AGREEMENT is made on the 29th day of November 2006

BETWEEN:-

(1)	RENESOLA LTD, a company incorporated in The British Virgin Islands with the registered number 1016246 and having its register office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands ( the “Company”); and

(2)	HUANG BING HUA ( PRC Identity No. 330106194209160813), of Mo Gan Shan Road, West Lake District, Hangzhou City, Zhejiang Province, China ( the “Employee”)

(The Company and the Employee are collectively referred to as “parties”, and individually as “party”.)

1.	EMPLOYMENT

1.1	The Employee resigned as Non-executive Director of the Company on October 12, 2006 to become an Executive Director in order to be employed by the Company.

1.2	The Company shall engage and continue to employ the Employee and the Employee shall serve and continue to serve the Company as Chief Technology Officer of the Company subject to the terms contained in this Agreement.

1.3	For the avoidance of doubt, the terms of this letter supersede and replace any existing terms and conditions pursuant to a letter or agreement in writing or in other forms of communication relating to his appointment with the Company which shall have no further force and effect.

1.4	The Employment shall, take effect on November 29, 2006, and subject to the provisions set out in Clause 10 below, the Employee intends to early terminate this Agreement, he shall notify the Company in written one (1) months in advance and the Company intends to early terminate this Agreement, the Company shall give the Employee not less than one (1) month’ notice in writing. However, whilst no legally binding commitment is to be created as to his term of office, the employment would be for an initial term of three (3) years commencing on November 29, 2006.

2.	DUTIES

2.1	The Chief Technology Officer of the Company, specific duties shall include (but not be in any way restricted to):

2.1.1	Use his best endeavors to promote the interests and reputation of the Company giving at all times the full benefit of his knowledge, expertise and skill;

2.1.2	Identify and evaluate new technology developments and gauges applicability to business processes by providing the solution that satisfies business goals and objectives. Advise to the Board and the management committee on technology investments and initiatives;

2.1.3	Assess new and emerging technologies to determine application;

2.1.4	Advise the management committee on strategic technology research and development plan and lead the technology research and development (“R&D”) activities of the Company, including but not limited to planning the short and long-range technology strategies, formulation of execution strategy, decision of hiring competent R&D staff, provision of guidance to subordinates, supervise R&D laboratory activities and coordination with relevant departments of the Company in formulating and executing R&D strategies.

2.1.5	Recommends, develops, integrates, administers, and evaluates policies, procedures, standards, equipment and plant design needed to provide flexible and cost-effective technologies;

2.1.6	Develop technology standards and protocols inline with industry “best practice. Improve production efficiency at each stage of production cycle and supervise detailed execution of the plan;

2.1.7	Direct and supervise the daily technology matters;

2.1.8	Organize and manage technology department;

2.1.9	Other responsibilities as reasonably requested by the Company and its board of directors;

2.2	The Employee shall devote the whole of his time and attention to the duties of his office, comply with the provisions in this Agreement and other internal regulations and rules of the Company, and exercise such powers and bear such responsibilities as may from time to time be assigned to or vested in him by the board of directors.

3.	REMUNERATION

3.1	During the employment, the Employee will be paid the Chief Technology Officer’s salary of USD120,000 before applicable taxes per annum paid monthly at the end of each calendar month from January 2007 and shall be deemed to accrue from day to day.

3.2	The rate of the Chief Technology Officer’s salary specified in this Clause 3 shall be reviewed annually and by the remuneration committee. The Company is under no obligation to increase the Chief Technology Officer’s salary following such a review.

3.3	20,000 units of ReneSola Shares after the establishment of ReneSola Employee

Incentive Plan (“REIP”) will be issued to the Employee by way of either options or restricted shares, subject to the terms and conditions to be set out in the REIP. Further awards of equity or share options will be at the discretion of ReneSola dependent on the performance of the Employee. The Shares shall be awarded to the Employee and shall be exercisable over 3 (three) year period at equal number of the Shares each year.

4.	EXPENSES

The Employee shall be reimbursed all expenses reasonably incurred in the execution of and in relation to his duties subject to the submission of proper receipts/vouchers. Such expenses may include reasonable hotel, travel and incidental expenses, including travel between his home and the Company’s head office in Zhejiang. If the Employee uses a private motor vehicle for business purposes the Company will reimburse him at the mileage rate allowed by the Company from time to time.

5.	ASSIGNMENT OF INVENTIONS

5.1	As the Chief Technology Officer of the Company, the Employee shall acknowledge that all intellectual property rights (including copyright, trade or service marks (registered and unregistered), patent right and any other similar rights or corresponding application rights) (“Intellectual Property Rights”) to any works, inventions, discoveries and design improvements (“Inventions”) created, developed or discovered by the Chief Technology Officer during his employment belongs solely to the Company.

5.2	The Employee hereby undertakes to execute such documents as may be required by the Company to confirm the Company’s ownership of the Inventions and the underlying Intellectual Property Rights and to enable the Company ( or to the Company’s nominated persons) to obtain the full benefit of such Inventions and Intellectual Property Rights without any payments to him.

6.	CONFIDENTIALITY

6.1	As the Chief Technology Officer of the Company, the Employee will of course have access to and be entrusted with confidential information relating to the technology, business and financing and affairs of the Company and its subsidiary companies. “Confidential Information” for these purposes includes but is not limited to:-

6.1.1	The confidential information of great decision business strategy, business target, business planning or operation policy;

6.1.2	Any information of clients, co-operators or other related persons or entities of the Company which is negotiated or being carried out, including without limitation, the list, liaison and business information of such customers, co-operators or related persons or entities;

6.1.3	Any undisclosed financing information including budget report, financing report, statistics report, price and expense, service provider information;

6.1.4	Any commercial information including internal contract, agreement, letter of intents, memorandum, feasibility report;

6.1.5	Any meeting record, internal rule and regulation, operation process;

6.1.6	Any employment and appointment information including personnel file, remuneration information;

6.1.7	Any confidential information which he shall bear the non-disclosure obligation for a third party in accordance with the legal or contractual requirements; and

6.1.8	Any other information which the Company determines at its reasonable discretion to be confidential and which has been communicated to him.

6.2	The Employee shall not at any time (either during or after his employment):

6.2.1	Divulge any Confidential Information to any person, firm or company or use or exploit it in any way whatsoever (unless this is done for the benefit of the Company and its subsidiary companies); and

6.2.2	Through any failure to exercise reasonable care and diligence, cause or permit any unauthorized use or disclosure of any Confidential Information.

6.3	The restrictions set out in this Clause 6 do not apply to:

6.3.1	Any disclosure made in pursuance of his duties as director or which is authorized by the Board;

6.3.2	Any disclosure made in accordance with a legal obligation or required by the order of a court of competent jurisdiction or an appropriate regulatory authority; and

6.3.3	Any information which becomes available to the public generally other than as a result of his actions or default.

6.4	Nothing in this Clause 6 is intended to prevent the Employee making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

6.5	It is agreed that the undertakings in this Paragraph 6 are given to the Company for itself and for the benefit of and as trustee for its subsidiary companies.

7.	NON-COMPETITION

7.1	The Employee is prohibited during his employment by the Company and two years after the Employee ceases to be employed by the Company, either directly or indirectly, by himself or through his family member, whether as principal or otherwise, canvass or solicit business, taking part in or helping, by means of participation, assistance rendering service or labor, cooperation, provision of convenience, provision of information, etc., any activities of any person or entities which may fall within a scope of business identical to or similar with that of the Company, or any other activities which may eventually lead to market competition with the Company.

7.2	The Employee shall not, during his employment by the Company, directly or indirectly,

induce or seek to induce any employee of the Company to leave that company’s employment, whether or not this would be a breach of contract on the part of such employee.

7.3	The restriction contained in this clause 8 is considered reasonable by the Company and the employee and is intended to be separate and severable. In the event that any of these restrictions shall be held void, but would be valid if part of the wording thereof were deleted or amended such restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

8.	MONITORING OF COMMUNICATION

During the employment, the Employee will have access to the Company’s telecoms and computer system which provides for communication by various means including telephone, fax, e-mail, voicemail and video conferencing link and which also allows access to the internet and the Company’s intranet. In accordance with Company policy the Company may monitor or record his use of this system at any time during his employment if it has a legitimate business reason for doing so and by signing this letter he consent to such monitoring or recording taking place.

9.	HOLIDAY AND SICKNESS

9.1	The Employee shall be entitled in each calendar year to twenty-one (21) working day’s holiday with full salary (in addition to statutory holidays). The Employee may accumulate and carry forward up to twelve (12) working days’ holiday to the following calendar year provided that all such holiday days shall be taken and cleared within the first six(6) months of such following calendar year. All holiday days not taken by such time shall be forfeited. The entitlement to holiday and, on termination of the employment, holiday pay in lieu of holiday, shall accrue pro rata throughout each calendar year of the employment.

9.2	If during the employment the Employee is absent from work due to illness or injury he must notify the Company as soon as possible and, if practicable, on the first working day of incapacity. The Employee is entitled to the normal remuneration due to him under this Agreement during any period of absence (not exceeding one (1) year on any one occasion) from work due to sickness or injury.

9.3	If the Employee becomes unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least ninety(90) days in any period of 12 consecutive calendar months then the Company may terminate the Employee’s employment by giving him not less than (1) months’ notice provided that the Company shall withdraw any such notice if during the currency of the notice the Employee returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Company to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

10.	TERMINATION

10.1	On termination of the employment (however arising), the Employee intends to early terminate this Agreement, he shall notify the Company in written one (1) months in advance and the Company intends to early terminate this Agreement, the Company shall give the Employee not less than one (1) month’ notice in writing.

10.2	The termination of the employment (however arising) shall not affect any provisions of this agreement which are expressed to operate or have effect after such termination and such termination shall be without prejudice to the accrued rights and remedies of the parties.

10.3	The Employee shall have no right to compensation for the termination of his employment or the loss of any office and shall only be entitled to payment of such fees and expenses as have accrued at the date of termination.

11.	OBLIGATIONS ON TERMINATION

Upon the termination of this Agreement howsoever arising, the Employee shall, within three (3) months after the termination of this Agreement or the Company receives the Employee’s early termination notice (the earlier shall prevail):-

11.1	Deliver to the Company all property belonging to the Company including without limitation all documents, other records and any electronic equipment supplied by the Company (whether on paper, magnetic tape or in any other form and including (without limitation) correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by the Employee during his employment hereunder and concerning the business, finances or affairs of the Company or its clients or customers;

11.2	Coordinate with the Company to assist the successor to take over the business, finances or affairs of the Company; and

11.3	Forthwith resign from any office which he may hold in the Company and his membership of any organization acquired or held by virtue of his employment with the Company, and should the Employee fails to do any of the above, he hereby irrevocably authorizes any director of the Company, in his name and on his behalf, to execute any documents and to do any acts as necessary to give effect to this Clause.

After such one-month period, the Employee shall no longer perform his duties as Chief Technology Officer, or act as the employee of the Company, or take advantage of such fact.

12.	MISCELLANEOUS

12.1	Any notice to be given under this Agreement shall be deemed to be duly served when delivery of it is recorded (in the case of recorded delivery post), or when delivered (in the case of personal delivery) or despatched (in the case of facsimile) to the relevant party’s address of facsimile number appearing in this Agreement or to such other address or facsimile number as that party may hereafter specify to the notice-serving party by notice in writing.

12.2	This Agreement is made in duplicate, each of which shall be hold by the Company and the Employee and of the same validity after execution by both parties.

12.3	No modification or amendment of this Agreement shall be effective or enforceable unless it is in writing and duly executed by both parties.

12.4	The Employee hereby represents and warranties that, he may execute and perform this Agreement legally and the execution or performance of this Agreement does and will not result in any breach of any contract, agreement and any other rule or document of any company or other business entity by which the Employee is bound.

12.5	If any provision under this Agreement is in discrepancy with related laws or regulation, the related laws and regulations shall prevail.

12.6	Any other matter not provided in this Agreement shall be dealt with according to related laws, regulations, decrees or any other additional contract agreed by both parties hereunder.

IN WITNESS whereof this Agreement has been entered into on the date stated at the beginning.

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/s/ Xianshou Li
SIGNED by LI XIAN SHOU for and on behalf of RENESOLA LTD

/s/ Binghua Huang
SIGNED by HUANG BING HUA